                                                                   EXHIBIT 10.19

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR A PORTION OF THIS EXHIBIT

                   TRADEMARK LICENSE AND PROMOTION AGREEMENT

     This is a TRADEMARK LICENSE AND PROMOTION AGREEMENT ("Agreement") entered into and effective as of June 8, 1998 (the "Effective Date") among DOW JONES & COMPANY, INC., a Delaware corporation ("Dow Jones"), KORN/FERRY INTERNATIONAL FUTURESTEP, INC., a Delaware corporation ("Futurestep"), and KORN/FERRY INTERNATIONAL, a California corporation ("KF").

     Futurestep owns and will operate an online executive employment recruitment service accessible from the World Wide Web, currently located at http://www.futurestep.com, and further defined on Exhibit A (the "Futurestep
-------------------------
Business"). Futurestep wants to license the right to use Dow Jones's trademark THE WALL STREET JOURNAL and other marks in connection with the promotion of the Futurestep Business, and Dow Jones wants to grant such license, subject to the terms and conditions set forth herein. Each of Dow Jones, Futurestep and KF also wants to commit to promote the other party's products and services, as set forth herein. Therefore, in consideration of the mutual promises set forth below, and intending to be legally bound hereby, Dow Jones, Futurestep and KF hereby agree as follows:

1.   CERTAIN DEFINITIONS. As used in this Agreement, the following capitalized
     -------------------
terms shall have the following meanings. Other terms are defined elsewhere in this Agreement.

     (a)  "Business Ad" shall mean: (1) during the first twelve months of the
           -----------
Initial Term, an advertisement promoting a product or service of the Futurestep Business; and (2) during the remainder of the Initial Term, an advertisement promoting a product or service of the Futurestep Business and/or the business of KF, as applicable, including advertisements for or by the KF Selection division. A "Business Ad" shall not include, among other things, a Selection Ad or a Recruitment Ad.

     (b)  "Business Tag Line" shall mean "Futurestep, a service of Korn/Ferry
           -----------------
[International] and The Wall Street Journal", or such other statement mutually agreed to by all parties that includes a trade name, trademark, or other branding identifying both KF and Dow Jones or The Wall Street Journal as the source and origin of the Futurestep Business.

     (c)  "Business Web Site" shall mean the web site from which the Futurestep
           -----------------
Business operates. As of the Effective Date, the URL for the Business Web Site was http://www.futurestep.com.
           -------------------

     (d)  "careers.wsj.com web site Business" shall mean the operation of a web
           ---------------------------------
site, currently located at http://careers.wsj.com, containing news, information
                           ----------------------
and other content on career development, employment searching, employment consulting and similar human resources and work-related issues, including operation of an online database of available employment opportunities with third persons which individuals seeking employment can search electronically, a "networking database" (that is not an online database of job placement candidates or of resumes, and that is not a dating service database), and links to co-branded career counseling services and a database of executive recruitment companies.

     (e)  "Client" shall mean a customer or client of Futurestep or KF.
           ------

     (f)  "Dow Jones Business" shall mean the publication of business and
           ------------------
financial news and information around the world, in media including print, electronic, radio, television, cable, satellite, video; software, and the Internet, including: The Wall Street Journal; The Wall Street Journal Europe; The Asian Wall Street Journal; The Wall Street Journal Americas; The Wall Street Journal Interactive Edition; Barrons's; Barron's Online; SmartMoney; SmartMoney Online; careers.wsj.com; National Business Employment Weekly; Dow Jones Newswires; Dow Jones Interactive; Far Eastern Economic Review;Far Eastern Economic Review Interactive; Dow Jones Indexes; Wall Street Journal Radio; Dow Jones Radio; CNBC Asia; CNBC Europe; business programming on CNBC; CNBC/Dow Jones Business Video; Ottaway Newspapers; America Economia; and Central European Economic Review.

     (g)  "Dow Jones Marks" shall mean, collectively, certain trademarks,
           ---------------
service marks, trade names, logos, brands and other identifiers in which Dow Jones claims proprietary rights related to its products or services, and which are licensed pursuant to, and subject to, certain terms and conditions set forth in this Agreement. A list of the Dow Jones Marks as of the Effective Date is set forth on Exhibit D.

     (h)  "KF Business" shall mean: (1) an online database of job placement
           -----------
candidates or of resumes from individuals seeking employment with third persons;
(2) the providing of Selection Services either by KF or KF Selection; and/or (3) the furnishing of professional executive recruitment services.

     (i)  "NBEW" shall mean National Business Employment Weekly, a print
           ----
publication published by Dow Jones focusing on employment issues.

     (j)  "Net Ad Revenue" shall mean the gross dollar amount received by Dow
           --------------
Jones in connection with the purchase and publication of an advertisement, minus any amounts or discounts paid or payable to advertising agencies, media placement agencies, or similar third persons purchasing such advertisement on behalf of another.

     (k)  "Recruitment Ad" shall mean an advertisement purchased by an employer
           --------------
directly from the publication or media source, without involvement of Futurestep or KF, publicizing the availability of one or more employment positions for that particular employer. A Recruitment Ad could be ordered and placed by either the employer directly, or an advertising or media placement agency working for the employer. A "Recruitment Ad" shall not include a "Selection Ad".

     (l)  "Registered Candidate" shall mean an individual who registers and
           --------------------
completes the User Registration Page online at the Business Web Site.

     (m)  "Response Management Service" shall mean the providing of: (1) one or
           ---------------------------
more of the products or services set forth on Exhibit C with respect to a Referred Response Management

Service Client; or (2) such other new or amended or different product or service, or combination of products and services, related to those products and services set forth on Exhibit C with respect to a Referred Response Management Service Client, as may be agreed upon in advance by Futurestep and Dow Jones.

The parties acknowledge that, when Futurestep or KF provides certain of the services set forth on Exhibit C in connection with a Selection Ad, Futurestep and KF generally refer to the provision of such services as "Selection Services", not "Response Management Services". However, for purposes of Section 7(b) of this Agreement, Dow Jones shall be entitled to the payment of the Response Management Service Referral Fee: (a) in connection with Response Management Services provided by Futurestep or KF during the Term with respect to a particular Recruitment Ad for a Referred Response Management Service Client; and (b) in connection with Futurestep or KF providing any of the products or services set forth on Exhibit C (whether referred to by Futurestep or KF as "Selection Services" or "Response Management Services" or otherwise) to such Client, within the twelve (12) month period after such Client was first referred from Dow Jones to Futurestep and became a Referred Response Management Service Client, in connection with any advertisement printed in the WSJ.

For purposes of Section 9(c), "Response Management Services" shall not include "Selection Services" or the provision of those products and services set forth on Exhibit C in connection with a Selection Ad.

     (n)  "Selection Ad": KF operates an advertised recruitment business
           ------------
currently known as "KF Selection", which is conducted in both print and electronic mediums. The term "Selection Ad" shall mean an advertisement paid for by a Client, designed to publicize the availability of one or more employment positions for one or more Clients for whom Futurestep or KF is providing professional recruitment services and/or Selection Services. A Selection Ad could be ordered and placed by either Futurestep or KF, or an advertising or media placement agency working for Futurestep or KF. A "Selection Ad" shall not include a "Recruitment Ad".

     (o)  "Selection Service" shall mean the providing of: (1) one or more of
           -----------------
the products or services set forth on Exhibit C with respect to a Selection Ad; or (2) such other new or amended or different product or service, or combination of products or services, related to those products or services set forth on Exhibit C and the Futurestep Business with respect to a Selection Ad, as may be agreed upon in advance by Futurestep and Dow Jones.

     (p)  "User Registration Page" shall mean the web page, hosted by
           ----------------------
Futurestep, which potential Registered Candidates complete as a prerequisite to completing the questionnaires and/or other application forms online at the Business Web Site.

     (q)  "WSJ" shall mean the Global, National, Eastern, Central (Midwest plus
           ---
Southwest), and Western editions of the print newspaper The Wall Street Journal (or their successor editions).

     (r)  "WSJIE" shall mean the basic, subscription-based edition of The Wall
           -----
Street Journal Interactive Edition, currently located at http://wsj.com. "WSJIE"
                                                         --------------
shall not include any "premium" or additional content available as part of or through the basic edition of The Wall Street Journal Interactive Edition for which there is an additional charge or fee, such as, for example, the Dow Jones Interactive Publications Library, or separately branded publications or areas accessed through The Wall Street Journal Interactive Edition, such as, for example, Barron's Online or SmartMoney Interactive.

2.   TERM OF AGREEMENT. Unless terminated earlier pursuant to a term in Section
     -----------------
15 herein, the term of this Agreement shall commence on the Effective Date and shall expire on the third anniversary of the Effective Date (the "Initial Term"). Unless Dow Jones or Futurestep delivers written notice of nonrenewal of this Agreement to all other parties to this Agreement at least sixty (60) days prior to the end of the then-current term, this Agreement shall automatically renew for an additional one year term (each, a "Renewal Term"), upon the same terms and conditions as in effect as of the expiration of the previous term (except where a different term for a Renewal Term is set forth herein). The Initial Term and all Renewals Terms (if any) shall collectively be defined as the "Term".

3.   TRADEMARK LICENSE.
     -----------------

     (a)  Grant of License. Subject to the terms and conditions of this
          ----------------
Agreement, Dow Jones hereby grants to Futurestep a nontransferable, nonexclusive (except to the extent expressly set forth in this Agreement), worldwide right and license to use and refer to: (1) the mark THE WALL STREET JOURNAL as part of the Business Tag Line and in accordance with this Agreement, in order to indicate the source and origin of the Futurestep Business; and (2) the Dow Jones Marks solely in connection with the marketing and promotion of the Futurestep Business and in accordance with this Agreement, in order to indicate the source and origin of the Futurestep Business.

     (b)  Nonexclusive Grant. Subject only to the terms in Section 9(a), nothing
          ------------------
in this Agreement shall be deemed to or interpreted or construed to restrict Dow Jones from licensing any one or more of the Dow Jones Marks to any other person at any time for any purpose.

     (c)  Reservation of Rights. All rights in or to any of the Dow Jones Marks
          ---------------------
not expressly granted to Futurestep herein are expressly reserved and retained by Dow Jones.

     (d)  Quality Control; Prior Approval of Materials and Relationships.
          --------------------------------------------------------------

          (1)  Materials. Without first obtaining prior approval from Dow
               ---------
Jones's Relationship Manager (defined in Section 16(k)) of the manner and context in which the Dow Jones Marks are used, Futurestep shall not make, publish or distribute, or cooperate with any third person in making, publishing or distributing, any use of a Dow Jones Mark in connection with the Futurestep Business, the marketing or promotion of the Futurestep Business, or a public statement regarding the execution or performance of this Agreement (collectively, "Materials"). Materials shall include, without limitation, the Futurestep home page for the Business Web Site, public announcements, press releases, advertising, and marketing and promotional materials (whether in print, electronic or other form or media). Materials shall not include (a) any Selection Ad; or (b) any verbal extemporaneous statements or comments, or verbal responses to questions from the press. Futurestep shall deliver Materials to Dow Jones's Relationship Manager for review of the manner and context in which the Dow Jones Marks are used. If Dow Jones has not notified Futurestep in writing of its disapproval within five (5) days after Futurestep delivers samples of a particular item of Material, such Material shall be deemed approved. Dow Jones's Relationship Manager shall not arbitrarily and capriciously disapprove of the manner and context in which the Dow Jones Marks are used. If Dow Jones's Relationship Manager disapproves of the manner and context in which the Dow Jones Marks are used, he or she shall provide to Futurestep's and KF's Relationship Managers reasons, in writing, for the disapproval, and Dow Jones will use good faith efforts to resolve any disagreement with Futurestep regarding such disapproval.

          (2)  "Manner and Context". When used in this Agreement, the phrase
               --------------------
"manner and context in which the Dow Jones Marks are used" shall include, without limitation: (a) a review by Dow Jones of its legal and contractual ability to permit Futurestep to use the Dow Jones Mark(s) in such Material, or in connection with the business or agreement or arrangement being referred to in the Material; and (b) a review by Dow Jones of its business desire to have a Dow Jones Mark used in connection with the business or agreement or arrangement.

          (3)  Approval of Certain Associations with Certain Third Persons. In
               -----------------------------------------------------------
part to enable Dow Jones to effectively exercise quality control over the products and services associated with the Dow Jones Marks, Futurestep will not, without the prior written consent from Dow Jones's Relationship Manager, enter into any contract, association, partnership, affiliation, or business relationship (each, an "Association") with any of the following third persons (other than Clients), in connection with or related to the Futurestep Business, pursuant to which any Dow Jones Mark is used or will be used: (1) third persons who directly compete with Dow Jones; (2) third persons who are in businesses from whom Dow Jones will not accept advertising, according to Dow Jones's then-current advertising policies; (3) third persons with whom Dow Jones was not legally or contractually able to permit one of the Dow Jones Marks to be associated with; (4) third persons with whom Dow Jones was then, or recently had been, involved in litigation or other legal dispute resolution proceeding; or
(5) third persons who have a severe and well-known negative public reputation. Dow Jones shall not unreasonably withhold its written consent to any such proposed Association. If Dow Jones's Relationship Manager has not notified Futurestep and KF in writing of Dow Jones's disapproval within five (5) days after Futurestep's Relationship Manager provides reasonably detailed information regarding the overall nature of the proposed Association and identity of individuals or entities involved in such proposed Association, such proposed Association shall be deemed approved. If Dow Jones's Relationship Manager disapproves of the proposed Association, he or she shall provide to Futurestep's and KF's Relationship Managers reasons, in writing, for the disapproval, and Dow Jones will use good faith efforts to resolve any disagreement with Futurestep regarding such disapproval. Dow Jones will not arbitrarily or capriciously exercise the rights granted pursuant to this Section of the Agreement.

          (4)  Notice of Trademarks. Immediately following the first reference
               --------------------
to a Dow Jones Mark in any written or electronic Material, Futurestep shall include the trademark symbol (e.g., (R) or (TM)) for each Dow Jones Mark that Dow Jones indicates to Futurestep is appropriate. Unless impracticable due to space limitations, Futurestep and KF shall use the following notice (or such similar language as may be approved in advance in writing by Dow Jones) when referring to any of the Dow Jones Marks in any print Materials: [Insert Dow Jones Mark] is a trademark of Dow Jones & Company, Inc. and licensed to Futurestep for use for certain purposes.

          (5)  Goodwill. Futurestep shall use its best efforts to protect the
               --------
goodwill and reputation of Dow Jones, The Wall Street Journal, and the Dow Jones Marks, in connection with the use of the Dow Jones Marks under this Agreement. Futurestep and KF acknowledge and agree that the submission of Materials and information regarding proposed Associations for prior review and approval is a reasonable exercise of control by Dow Jones over the quality of the goods and services provided by the Futurestep Business.

          (6)  Additional Quality Control. Futurestep shall, at all times during
               --------------------------
the Term, operate the Futurestep Business in accordance with the highest standards of professionalism and business practices, and operate the Futurestep Business in accordance with all applicable laws, rules and regulations. Futurestep shall not perform, or fail to perform, any act which, in Dow Jones's sole opinion, materially adversely reflects upon the business reputation of Futurestep or Dow Jones, or in any way diminishes or tarnishes the reputation of Dow Jones or any of the Dow Jones Marks. If at any time Dow Jones is of the opinion that Futurestep is not properly using any of the Dow Jones Marks in connection with the Futurestep Business, or that the standard of quality of any of the Futurestep Business's products or services does not conform with Dow Jones's standards for use of a Dow Jones Mark, Dow Jones shall deliver written notice to Futurestep and KF to that effect. Upon receipt of such notice, Futurestep and KF shall forthwith correct the deficiencies noted to Dow Jones's reasonable satisfaction.

     (e)  Trademark Registration Filings. During the Term, Dow Jones shall apply
          ------------------------------
for trademark registrations for the Dow Jones Marks only in such jurisdictions, if any, where Dow Jones, in its sole discretion, considers such filings appropriate. Futurestep and KF shall reasonably cooperate with Dow Jones, at Dow Jones's sole expense, in the maintenance of such rights and registrations and shall do such acts and execute such instruments as Dow Jones determines is reasonably necessary or appropriate for such purpose.

     (f)  Ownership of Marks and Goodwill. Futurestep and KF agree that the Dow
          -------------------------------
Jones Marks and all intellectual property and other rights, registrations and entitlement thereto, together with all applications, registrations and filings with respect to any of the Dow Jones Marks and any renewals and extensions of any such applications, registration and filings, are and shall remain the sole and exclusive property of Dow Jones. Futurestep and KF acknowledge that each of the Dow Jones Marks is part of the business and goodwill of Dow Jones. Futurestep and KF recognize the great value of the reputation and goodwill associated with the Dow Jones Marks and acknowledge that such goodwill associated with the Dow Jones Marks belongs exclusively to Dow Jones, and that Dow Jones is the owner of all right, title and interest in and to the Dow

Jones Marks. Futurestep and KF shall never, either directly or indirectly, contest Dow Jones's exclusive ownership of any of the Dow Jones Marks. In the event that Dow Jones consents to, and Futurestep or KF uses any Dow Jones Marks in conjunction with Futurestep's and KF's own trademark(s), such resulting mark shall be owned jointly by Dow Jones, on the one hand, and KF and Futurestep, as applicable, on the other hand, and the use of such composite mark will remain subject to this Agreement as it relates to the Dow Jones Marks. With respect to any such composite mark: (1) neither Futurestep, KF nor Dow Jones shall register or apply for registration of such mark; (2) neither Futurestep, KF nor Dow Jones shall use such mark except in accordance with this Agreement; and (3) after termination or expiration of this Agreement, Dow Jones shall disclaim ownership rights in Futurestep's and/or KF's own trademark forming a part of such mark and shall assign to Futurestep and/or KF any rights in Futurestep's and/or KF's own trademark forming a part of such mark and the goodwill associated therewith that Dow Jones might have acquired during the Term; and (4) after termination or expiration of this Agreement, Futurestep and KF shall disclaim ownership rights in the Dow Jones Marks forming a part of such composite mark and shall assign to Dow Jones any rights in the Dow Jones Marks forming a part of such composite mark and goodwill associated therewith that Futurestep or KF might have acquired during the Term. Nothing in this Agreement grants Dow Jones any right, title or interest in the Futurestep Business.

     (g)  Alleged Infringements. In the event that Futurestep or KF has
          ---------------------
knowledge of any infringement or imitation of any of the Dow Jones Marks, or of any use by any person of a trademark similar to any of the Dow Jones Marks, it shall promptly notify Dow Jones. Dow Jones shall take such action as it deems advisable for the protection of rights in and to the Dow Jones Marks and, if requested to do so by Dow Jones, Futurestep and KF shall cooperate with Dow Jones in all respects, at Dow Jones's expense, including, without limitation, by being a plaintiff or co-plaintiff and, upon Dow Jones's reasonable request, by causing its officers to execute appropriate pleadings and other necessary documents. In no event, however, shall Dow Jones be required to take any action it deems inadvisable. Futurestep and KF shall have no right to take any action which would materially and adversely affect any of the Dow Jones Marks without Dow Jones's prior written approval.

     (h)  Use of Business Tag Line. During the Term, Futurestep shall use the
          ------------------------
Business Tag Line in all Materials, except: (1) in "tile" advertisements on the World Wide Web or other instances where space does not permit inclusion of the Business Tag Line; (2) when prohibited pursuant to a term in this Agreement; (3) on the outside of envelopes used in direct mail campaigns; and (4) when agreed otherwise by Dow Jones's Relationship Manager.

4.   PRINT MEDIA ADVERTISING.
     -----------------------

     (a)  WSJ and NBEW. Futurestep and KF shall, jointly and severally, pay Dow
          ------------
Jones a minimum aggregate payment for each twelve-month period during the Term (the "Annual Minimum Payment"). The Annual Minimum Payment shall mean:

          (1) for the first twelve-month period of the Initial Term, Two Million Five Hundred Thousand Dollars ($2,500,000) in Net Ad Revenues (the "First Year Minimum

Payment"), in connection with Business Ads purchased and published in the WSJ and/or NBEW during the first twelve-month period of the Initial Term;

          (2) for the second twelve-month period of the Initial Term Three Million Dollars ($3,000,000) in Net Ad Revenues (the "Second Year Minimum Payment"), in the connection with Business Ads published in the WSJ and/or NBEW during the second twelve-month period of the Initial Term;

          (3) for the third twelve-month period of the Initial Term Four Million Dollars ($4,000,000) in Net Ad Revenues (the "Third Year Minimum Payment"), in connection with Business Ads published in the WSJ and/or NBEW during the third year of the Initial Term; and

          (4) for each twleve-month period of any Renewal Term (if any), a payment equal to at least the Annual Minimum Payment from the immediately preceding twelve-month period, plus the PPI Adjustment. The "PPI Adjustment"
                               ----
shall mean an adjustment based upon the percentage increase in the United States Department of Labor Bureau of Labor Statistics Producer Price Index for Finished Goods (1982=100) or its successor index ("PPI"), for the immediately preceding twelve month period. (As an example only, if the PPI for the third year of the Initial Term equaled five percent (5%), the Annual Minimum Payment for the first Renewal Term of the Agreement would equal $4,200,000 [$4,000,000 the Third Year Minimum, x 1.05 = $4,200,000]. If the PPI for the first Renewal Term would equaled six percent (6%), the Annual Minimum Payment for the second Renewal Term would equal $4,452,000 [$4,200,000 x 1.06 = $4,452,000].


     (b)  Business Ads Only. Amounts spent for Selection Ads or Recruitment Ads
          -----------------
shall not be counted when calculating whether Futurestep and KF fulfilled the Annual Minimum Payment obligations set forth in Section 4(a).

     (c)  Reduced Advertising Rates; Subject to Rate Card Terms. In connection
          -----------------------------------------------------
with Business Ads and Selection Ads published in the WSJ and/or NBEW during the Term, Dow Jones will bill Futurestep or KF, as applicable, at the rates set forth in Exhibit B. The purchase and publication of Business Ads and Selection Ads shall otherwise be subject to and governed by the terms set forth in the then-current applicable classified advertising rate card; provided, however,
                                                          --------  -------
that in the event of a conflict between a term in this Agreement and in such rate card, the term in this Agreement shall govern such ad purchase and publication.

     (d)  Payment Terms; Ads in Excess of Minimum. Futurestep and KF will pay
          ---------------------------------------
for the Business Ads and Selection Ads published in the WSJ and/or NBEW at the times set forth in the then-current classified advertising rate card. If Futurestep and KF purchase and pay for Business Ads published in the WSJ and/or NBEW in excess of the minimum amount for a particular one-year period set forth in Section 4(a), the dollar amount in excess of the minimum payment required shall be credited toward the minimum payment required during the immediately-following one-year period. (As an example only, if Futurestep and KF purchased and paid for $3,500,000 in Net Ad Revenues in connection with Business Ads during the second twelve-month period of the Initial Term, Dow Jones would credit $500,000 toward the Third Year Minimum Payment obligation, and Futurestep and KF would be obligated to pay $3,500,000, not

$4,000,000 in Net Ad Revenues in connection with Business Ads during the third twelve-month period of the Initial Term.)

     (e)  Limited Exclusivity.
          -------------------

          (1) During the Term, without obtaining Dow Jones's prior written consent, neither Futurestep nor KF shall, directly or indirectly, purchase or otherwise place a Business Ad for the Futurestep Business in any print newspaper, other than the WSJ, NBEW, or another print publication in which Dow Jones owns, directly or indirectly, a fifty percent (50%) or greater interest.

          (2) Notwithstanding Section 4(e)(1), Futurestep and/or KF shall be entitled to purchase or otherwise place Business Ads for the Futurestep Business in local, city or regional newspapers during the * period following the date on which the Futurestep Business is first "launched" in such locale, city or region, provided that Futurestep and/or KF must also purchase or otherwise place at lease one (1) Business Ad for the Futurestep Business in the edition of the print WSJ that includes or most nearly covers such locale, city or region during the first two (2) week period following the date on which the Futurestep Business is first "launched" in such locale, city or region. For purposes of this Section 4(e)(2), the Futurestep Business shall have been "launched" in a particular locale, city or region when local media (print or radio) has been used to advertise the Futurestep Business in such locale, city or region.

          (3) This Section 4(e) shall not affect or limit the right of Futurestep and/or KF to purchase or otherwise place Business Ads in vertical newspaper publications designed for specific audiences (e.g., engineers, computer programmers, et cetera).

5.   INTERNET ADVERTISING.
     --------------------

     (a)  "Tile Position" on careers.wsj.com; Monthly Tile Position Ad Fee.
          ----------------------------------------------------------------
During the Initial Term, Futurestep and KF shall, jointly and severally, pay Dow Jones a total of Thirty-Six Thousand One Hundred Eleven Dollars ($36,111) per month in Net Ad Revenues (the "Monthly Tile Position Ad Fee"), in connection with Business Ads purchased and published during such month in the Tile Position Ad (as defined in Section 5(b)) of each web page of the careers.wsj.com site. Unless agreed otherwise by Futurestep and Dow Jones prior to the commencement of a Renewal Term, during each Renewal Term (if any), Futurestep and KF shall, jointly and severally, pay Dow Jones a total Monthly Tile Position Ad Fee equal to the Monthly Tile Position Ad Fee in effect during the immediately preceding twelve-month period, plus the PPI Adjustment. (As an example only, if the PPI
                     ----
for the third twelve-month period of the Initial Term equaled five percent(5%), the Monthly Tile Position Ad Fee for the first Renewal Term of the Agreement would equal $37,917 per month [$36,111 x 1.05 = $37,917]. If the PPI for the first Renewal Term equaled six percent (6%), the Monthly Tile Position Ad Fee for the second Renewal Term would equal $40,192 per month [$37,917 x 1.06 =$40,192].

     (b)  Exclusive Use of Tile Position Ad. During the Term, Futurestep and KF
          ---------------------------------
shall be entitled to the exclusive use of the Tile Position Ad on each page of the careers.wsj.com internet

*  Confidential portions omitted and filed separately with the Commission.

site, for Business Ads. The "Tile Position Ad" shall be defined as the "tile ad", measuring 60 pixels by 60 pixels, located in the left side navigation bar of each page of the careers.wsj.com internet site. The Tile Position Ad shall always be visible in its entirety on a full screen basis without the need for scrolling, shall be in the same position on each page of the careers.wsj.com internet site that contains the left column navigation bar, shall not rotate with any other ads, and shall have the capability of being both static and dynamic (e.g., flashing, changing, et cetera). The Tile Position Ad will link to the Intermediate Page (as defined below). During the Term, without Futurestep's prior consent, Dow Jones will not sell or otherwise place any other "tile ad" on a page of the careers.wsj.com site, that is: (1) purchased by or promotes a third person that competes with Futurestep, or that advertises a service that competes with the Futurestep Business; or (2) placed above the Tile Position Ad on the screen display. Nothing in this Agreement is intended to, or shall be construed or interpreted to, limit Dow Jones's ability to place "banner ads" or sponsorships on pages of the careers.wsj.com web site.

     (c)  Subject to Rate Card. In connection with Business Ads (other than the
          --------------------
Tile Position Ad) and/or Selection Ads in careers.wsj.com during the Term, Dow Jones will charge Futurestep or KF, as applicable, forty percent (40%) of the rates set forth on the then-current applicable rate card for careers.wsj.com. The purchase and publication of the Tile Position Ad, and any other Business Ads or Selection Ads by Futurestep or KF in careers.wsj.com, shall otherwise be subject to and governed by the terms set forth in the then-current applicable rate card for careers.wsj.com; provided, however, that in the event of a
                               --------  -------
conflict between a term in this Agreement and such rate card, the term in this agreement shall govern such ad purchase and publication.

     (d)  Limited Exclusivity. During the Term, without obtaining Dow Jones's
          -------------------
prior written consent, neither Futurestep nor KF shall, directly or indirectly, purchase a Business Ad for the Futurestep Business to appear on any other newspaper site or newspaper web page on the Internet, other than WSJIE, careers.wsj.com site, or another web site in which Dow Jones owns, directly or indirectly, a fifty percent (50%) or greater interest.

6.   ADDITIONAL PROMOTIONAL OBLIGATIONS.
     ----------------------------------

     (a)  Promotion of Dow Jones Publications for Selection Ads. Futurestep and
          -----------------------------------------------------
KF shall use reasonable commercial efforts to cause Futurestep and KF Selection recruiting professionals to promote, where appropriate, the purchase by Clients of Selection Ads to be published in WSJ, NBEW, WSJIE careers.wsj.com, and other print, Internet, and forms of media in which Dow Jones owns, directly or indirectly, a fifty percent (50%) or greater interest.

     (b)  References to careers.wsj.com in Print Ads. During the Term,
          ------------------------------------------
Futurestep shall include at least one reference to careers.wsj.com in all of its Business Ads for the Futurestep Business appearing in print media, unless agreed otherwise in advance by Dow Jones for a particular advertisement; provided, however, that the requirements of this Section 6(b) shall not apply in a market during the first four (4) calendar months following the date on which the Futurestep Business is first "launched" in such market. For purposes of this
Section 6(b), "launched" shall have the same meaning as set forth in section 4(e)(2).

     (c)  Links from careers.wsj.com to the Business Web Site. During the Term,
          ---------------------------------------------------
Dow Jones shall include on the WSJIE home page a link to and description of careers.wsj.com as a free feature, which shall include a reference to and brief explanation of the Futurestep Business. During the Term, Dow Jones shall include on the careers.wsj.com front page a link, positioned near the JobSeek database logo or its successor, to an intermediate page, hosted on a Dow Jones server and co-branded with the careers.wsj.com and Futurestep trade names, which contains an explanation of the Futurestep Business prepared by Futurestep (the "Intermediate Page"). Dow Jones and Futurestep shall mutually agree upon the design of and text on this Intermediate Page. This Intermediate Page shall contain at least one link to the User Registration Page and at least one link to return to careers.wsj.com.

     (d)  Links from the Business Web Site to Dow Jones Sites. During the Term,
          ---------------------------------------------------
Futurestep shall include at least one link to the careers.wsj.com front page on each home page Futurestep creates or has created for each Registered Candidate, and at least one link to an editorial section within careers.wsj.com from each "table of contents" or navigation bar or index or directory or similar listing of areas on the Business Web Site. Each of the links referred to in the preceding sentence shall always be visible in its entirety on a full screen basis without the need for scrolling, and shall appear in the same position on each page of the Business Web Site where such link is required in the preceding sentence to be included. During the Term, Futurestep shall include a link to the WSJIE home page from each display of the "wsj.com" logo, "WSJ" logo, or the words "The Wall Street Journal" as part of the branding on the Business Web Site, and as part of the Business Tag Line when the Business Tag Line is displayed on the Business Web Site.

     (e)  Electronic Messages to Registered Candidates. Upon request by Dow
          --------------------------------------------
Jones, not more often than once a week but at least once each three (3) months throughout the Term, Futurestep shall post an electronic message to each Registered Candidate's mailbox on the Business Web Site, containing promotions for WSJIE or articles from WSJIE and/or careers.wsj.com, unless Futurestep is prohibited by law from posting such electronic messages. In the event a particular Registered Candidate has indicated to Futurestep that he or she does not want to receive electronic messages, or sending such electronic message would violate applicable law, then Futurestep shall not be required to send or post such electronic messages to such Registered Candidates. Dow Jones shall be responsible for creating and delivering, in HTML format or other format mutually agreeable to Futurestep and Dow Jones, the content of the materials to be sent in such electronic messages. The content of the materials to be sent in such electronic messages shall be consistent with the standards of professionalism and business practices under which the Futurestep Business is operated and shall comply with all applicable laws, rules and regulations.

     (f)  Additional Promotions. Futurestep and Dow Jones shall use reasonable
          ---------------------
commercial efforts to agree upon additional joint promotional activities in connection with the Futurestep Business, including but not limited to the issuance of a joint press release following execution of this Agreement by all parties, and another joint press release upon the "re-launch" of the Futurestep Business using the Business Tag Line. (Such press releases shall be subject to prior review and approval pursuant to Section 3(d)(1) of this Agreement.)

     (g)  Other Links.
          -----------

          (1) During the Term, Futurestep and KF shall not include links from their respective web sites to other web sites that directly compete with the careers.wsj.com web site Business, except for links to and from: (y) the KF Selection and/or KF web site home pages; or (z) the Decision Dynamics Group web site and a fulfillment center on the Internet where books, articles or other publications authored by Decision Dynamics Group can be reviewed and/or purchased.

          (2) During the Term, Futurestep shall not include links from its web site to portions of other web sites owned or operated by, or branded with the name or trademark of, a third person that directly competes with the Dow Jones Business, or a portion of a web site that directly competes with an existing web site in which Dow Jones owns, directly or indirectly, a fifty percent (50%) or greater interest, which existing web sites are listed in Exhibit E, except for links to the KF Selection and/or KF web sites. During the Term, KF shall not include links from its web site to portions of other web sites owned or operated by, or branded with the name or trademark of, a third person that directly competes with the careers.wsj.com web site Business, except for links to the Futurestep and/or KF Selection web site.

          (3) During the Term, Dow Jones shall not, directly or indirectly, through WSJIE or careers.wsj.com, include links from the WSJIE or careers.wsj.com web sites to: (a) other web sites that directly compete with the Futurestep Business or the KF Business; or (b) portions of other web sites owned or operated by, or branded with the name or trademark of, a third person that directly competes with the Futurestep Business or the KF Business. Nothing in this Agreement, including the foregoing sentence, shall restrict or limit Dow Jones from including links from the WSJIE or careers.wsj.com web sites: (y) embedded within news stories, "briefing books", or other news and editorial content published at the WSJIE or careers.wsj.com web sites; or (z) in connection with contractual obligations binding Dow Jones as of the Effective Date or the Career Development Services web site.

          (4) Other than as set forth in this Section 6(g) of the Agreement, and other than the trademark license terms set forth in Section 3(d), nothing contained in this Agreement shall prevent or restrict any party to this Agreement who maintains a site on the Internet from having a link to one or more other sites on the Internet maintained by them or others. Nothing in this
Section 6(g) shall prevent a party from accepting a web site advertisement that includes an embedded link to another web site.


7.   RESPONSE MANAGEMENT SERVICE OBLIGATIONS.
     ---------------------------------------

     (a)  Promotion of Futurestep's Response Management Services. Dow Jones
          ------------------------------------------------------
shall use reasonable commercial efforts to cause the appropriate Dow Jones Classified Advertising salespeople to promote, where appropriate, Futurestep's Response Management Services to companies purchasing, and companies considering purchasing, Recruitment Ads in the WSJ. Dow Jones shall create and prepare, at its expense, print materials approved by Futurestep describing the Response Management Services, for distribution in connection with such promotion. Dow Jones shall refer all inquiries regarding the Response Management Services or other aspects of the Futurestep Business to Futurestep.

     (b)  Tracking and Response Management Service Referral Fee.
          -----------------------------------------------------

          (1) Futurestep and Dow Jones shall agree upon a system, to be operated by Futurestep at Futurestep's expense, to track the number and identities of companies referred by Dow Jones to Futurestep for potential purchase of Response Management Services with respect to a particular Recruitment Ad. A company referred by Dow Jones to Futurestep that actually purchases on or more of the Response Management Services during the Term with respect to a particular Recruitment Ad, shall be defined as a "Referred Response Management Service Client."

          (2) Futurestep and KF, jointly and severally, shall pay Dow Jones a fee (the "Response Management Service Referral Fee") equal to twenty percent (20%) of all "compensation" billed to a Referred Response Management Service
Client:

               (a) for Response Management Services provided by Futurestep or KF during the Term with respect to a particular Recruitment Ad; and

               (b) in connection with Futurestep or KF providing any of the products or services set forth on Exhibit C (whether referred to by Futurestep or KF as "Selection Services" or "Response Management Services" or otherwise) to such Client, during the Term and within the twelve (12) month period after such Client was first referred from Dow Jones to Futurestep and became a Referred Response Management Service Client, in connection with any advertisement printed in the WSJ.

          (3) For purposes of this Section 7(b), the term "compensation" shall mean the gross compensation billed to a Referred Response Management Service Client, less all direct out-of-pocket expenses incurred by Futurestep and KF in connection with the provision of such Response Management Services which are separately listed on bills to such Referred Response Management Service Client as separate and additional "pass-through" expenses, without markup or profit by Futurestep or KF (which might include, for example only, travel expenses or expenses for video conferencing).

     (c)  Customer Relationship with Futurestep. Futurestep shall be
          -------------------------------------
responsible for entering into all business and contractual relationships with Referred Response Management Service Clients. Dow Jones shall not be a party to, or be liable in connection with, any business or contractual relationship between a Referred Response Management Service Client and Futurestep. Neither Futurestep nor KF shall express or imply that Dow Jones is a party to, or liable for, any business or contractual relationship between a Referred Response Management Service Client and Futurestep.

8.   CANDIDATE PLACEMENT FEE.
     ------------------------

     (a)  Registration System. Futurestep shall develop and implement an online
          -------------------
system at the Business Web Site by which all individuals interested in being considered for employment must complete an online application form or forms (the "Registration System"). The Registration System shall include the User Registration Page. Futurestep shall develop and implement the Registration System at its own expense and in accordance with this Agreement. In order to protect the Dow Jones Marks, Dow Jones shall have the right to review and approve the operation of the Registration System prior to its implementation, and prior to implementation of any significant revision. Dow Jones will not unreasonably withhold or delay its approval of the Registration System. By executing this Agreement, Dow Jones is deemed to have approved the Registration System as it exists immediately prior to the date and time of such execution by Dow Jones. If Futurestep does not receive from Dow Jones written disapproval of any Registration System revisions within five (5) days after receiving written notice from Futurestep requesting such approval, then Dow Jones shall be deemed to have approved such revisions.

     (b)  Tracking Obligations.
          --------------------

          (1)  Tracking Registered Candidates Using the Registration System.
               ------------------------------------------------------------
Futurestep shall design the User Registration Page so that every potential Registered Candidate must respond to the following question (or a substantially similar question approved in advance by Dow Jones): "Where did you hear about Futurestep?" (the "Question"). During the first twelve months of the Initial Term, Futurestep shall list The Wall Street Journal in the top position in the list of sources/answers to the Question. Beginning after the end of the first twelve months of the Initial Term and continuing until the end of the Term, Futurestep shall list The Wall Street Journal in the second position in the list of sources/answers to the Question ("radio" will be listed in the top position).

          (2)  Tracking Individuals Linking From the Intermediate Page.
               -------------------------------------------------------
Futurestep also shall track the number of individuals coming to the Business Web Site or the User Registration Page from a link from careers.wsj.com, the Intermediate Page, or other web site (not including an embedded link in a Futurestep or KF advertisement in such other web site) in which Dow Jones owns, directly or indirectly, a fifty percent (50%) or greater interest, and the identity of such individuals who become Registered Candidates. Dow Jones will notify Futurestep at least ten (10) days in advance of adding a link to the Business Web Site from a new Dow Jones web site, in order to enable Futurestep to take steps necessary to track these individuals.

     (c)  Candidate Placement Fee. Futurestep and KF shall, jointly and
          -----------------------
severally, pay Dow Jones, a one-time fee (the "Candidate Placement Fee") of:

          (1) * for each Registered Candidate:

               (a) (i) who indicated The Wall Street Journal when answering the Question in the User Registration Page; or

* Confidential portions omitted and filed separately with the Commission

               (ii) who became a Registered Candidate directly as a result of the links from careers.wsj.com, the Intermediate Page, or other web site (not including an embedded link in a Futurestep or KF advertisement in such other web site) in which Dow Jones owns, directly or indirectly, a fifty percent (50%) or greater interest; and
                  ---

               (b)  that Futurestep or KF first place in a job within eighteen
(18) months after the date such Registered Candidate first completed the User Registration Page.

          (2) * for each Registered Candidate

               (a) (i) who indicated The Wall Street Journal when answering the Question in the User Registration Page; or

                    (ii) who became a Registered Candidate directly as a result of the links from careers.wsj.com, the Intermediate Page, or other web site (not including an embedded link in a Futurestep or KF advertisement in such other web site) in which Dow Jones owns, directly or indirectly, a fifty percent (50%) or greater interest; and
                  ---

               (b) that Futurestep or KF place in a second or subsequent job within eighteen (18) months after the date such Registered Candidate first completed the User Registration Page.

     (d)  Continuation of Tracking from the Question. Futurestep shall continue
          ------------------------------------------
to list The Wall Street Journal as a possible answer to the Question, and maintain the Question within the Registration System and User Registration Page:

          (1) for at least six (6) months after the termination of this Agreement, if this Agreement is terminated prior to the end of one (1) year after the Effective Date;

          (2) for at least nine (9) months after the termination of this Agreement, if this Agreement is terminated at least one (1) year after, but prior to the end of two (2) years after, the Effective Date; and

          (3) for at least twelve (12) months after the termination or expiration of this Agreement, if this Agreement is terminated or expires at least two (2) years after the Effective Date.

The obligation to pay the Candidate Placement Fee shall apply to Registered Candidates who first became Registered Candidates during the period of time during which the Question is required to be maintained pursuant to this Agreement, and shall survive the expiration or termination of this Agreement for any reason.

*  Confidential portions omitted and filed separately with the Commission.

9.   LIMITATIONS ON OTHER BUSINESS ACTIVITIES.
     ----------------------------------------

     (a)  Use of Mark to Promote Competing Business. During the Term, and for
          -----------------------------------------
one year following the expiration or termination of this Agreement for any reason, except for contractual obligations binding Dow Jones as of the Effective Date and except for the careers.wsj.com web site Business, WSJIE, and NBEW, Dow Jones will not, directly or indirectly, promote or offer or use any of the Dow Jones Marks, or license any of the Dow Jones Marks for use, to promote or offer a product or service that directly or indirectly competes with the Futurestep Business and/or the KF Business, including without limitation Futurestep's and KF's Response Management Services and KF Selection. During the Term, and for one year following the expiration or termination of this Agreement for any reason, Dow Jones will not, directly or indirectly (except for its Ottaway Newspapers subsidiary), promote, use or offer any Response Management Services, or services substantially similar to and competitive with Response Management Services, whether or not utilizing or in conjunction with the use of one or more of the Dow Jones Marks, other than Futurestep's or KF's Response Management Services (except for its Ottaway Newspapers subsidiary); provided, however, that Dow
                                                -----------------
Jones may list other advertising agencies that may also happen to offer Response Management Services, or services substantially similar to and competitive with Response Management Services, in response to inquiries from potential and actual advertisers. Notwithstanding the foregoing sentences or anything in this Agreement to the contrary, Dow Jones may accept and publish advertisements in any media from any third person or service, including, without limitation, a third person or service that competes with Futurestep or KF or is similar to the Futurestep Business, including but not limited to the Response Management Services. Nothing in this Agreement shall limit or restrict Dow Jones's ability to report news and information regarding Futurestep, KF, or any third person.

     (b)  No Resume Database. During the Term, Dow Jones will not create or
          ------------------
operate, itself or in partnership or association with a third person, an online database of job placement candidates or of resumes from individuals seeking employment with third persons. Notwithstanding the foregoing sentence or anything in this Agreement to the contrary, Dow Jones may create and operate, or retain a third person to create and/or operate on its behalf, an online database of job placement candidates, or of resumes from individuals who have submitted employment inquiries or resumes to Dow Jones or its affiliates, seeking employment with Dow Jones or its affiliates. Notwithstanding anything in this Agreement to the contrary, Dow Jones may create and operate, or retain a third person to create and/operate on its behalf, an online database of information from Dow Jones customers and visitors to Dow Jones web sites, where the principal purpose of such database is not the listing of names of individuals seeking employment and where such database is not marketed or promoted as such.

     (c)  Response Management Services. During the Term, unless agreed otherwise
          ----------------------------
in advance by Dow Jones's Relationship Manager for a particular potential Client, Futurestep and KF shall provide Response Management Services solely to Clients who also purchase a Recruitment Ad published in the WSJ or other print publication in which Dow Jones owns, directly or indirectly, a fifty percent (50%) or greater interest, or published in WSJIE or careers.wsj.com. During the Term, unless agreed otherwise in advance by Dow Jones's Relationship Manager for a particular potential Client, neither Futurestep nor KF shall provide

Response Management Services to any third person in connection with a Recruitment Ad which was not published in the WSJ or other print publication in which Dow Jones owns, directly or indirectly, a fifty percent (50%) or greater interest, or published in WSJIE or careers.wsj.com.

For purposes of this Section 9(c), "Response Management Services" shall not include "Selection Services" or the provision of those products and services set forth on Exhibit C in connection with a Selection Ad.

     (d)  No Online Job Database; Definition of "KF Database". During the Term,
          --------------------------------------------------
except for the KF Database (as defined below), neither Futurestep nor KF will create or operate, itself or in partnership or association with a third person, an online database of available employment opportunities with third persons, which individuals seeking employment can search electronically. During the Term, except for the KF Database (as defined below), neither Futurestep nor KF will create or operate, itself or in partnership or association with a third person, a web site that competes with the careers.wsj.com web site Business as it is then being published and which contains features and functions similar to those available at that time on careers.wsj.com. "KF Database" shall mean an online database of available employment opportunities with third persons who have retained Futurestep and/or KF to provide search, recruitment, or selection services for such third persons, but does not contain any listings or employment opportunities from third persons who have not retained Futurestep or KF to provide either search, recruitment, or selection services for such third persons.

     (e)  No Content Branded with a Competitor's Brand. During the Term, without
          --------------------------------------------
Dow Jones's prior consent, which consent will not be unreasonably withheld, Futurestep shall not include on any web page within the Business Web Site business or financial news or information branded or identified with the name or trademark of a competitor of Dow Jones in the business of providing business and financial news and information.

     (f)  No Promotion Using a Competitor's Brand. During the Term, and for one
          ---------------------------------------
year following the expiration or termination of this Agreement for any reason, neither Futurestep nor KF shall, directly or indirectly, operate or promote the Futurestep Business, or a business substantially similar to the Futurestep Business, using the name or trademark or logo of a third person or entity which competes with WSJ, NBEW, WSJIE, or the careers.wsj.com web site Business.

10.  PAYMENT AND REPORTING TERMS; TAXES.
     ----------------------------------

     (a)  Response Management Services Referral Fee and Candidate Placement Fee.
          ---------------------------------------------------------------------
Within forty-five (45) days after the end of each calendar quarter during the Term, Futurestep shall deliver to Dow Jones a check or bank wire transfer equal to the Response Management Service Referral Fee and Candidate Placement Fee owed for such calendar quarter. In addition, Futurestep shall deliver to Dow Jones with each payment a report (the "Report") for such calendar quarter, setting forth a list of: fees billed to Referred Response Management Service Clients during the quarter covered by the Report and the identity of such Clients; the number of Registered Candidates, as of the end of such calendar quarter, for whom Dow Jones is owed a

Candidate Placement Fee; the total number of Registered Candidates, as of the end of such calendar quarter, who have not yet been placed in employment and for whom Dow Jones might be eligible to receive a Candidate Placement Fee in the future; such additional information sufficient for Dow Jones to determine how the payment was calculated; and any other information agreed upon by Futurestep and Dow Jones.

     (b)  Each Party to Bear Its Expenses. Except as expressly set forth
          -------------------------------
otherwise in this Agreement, each party shall bear all of its respective costs and expenses in connection with the execution and performance of this Agreement and the grant of licenses herein.

     (c)  Maintenance and Inspection of Records. Futurestep shall maintain
          -------------------------------------
complete and accurate books and records, in accordance with generally accepted accounting practices, of all matters related to its compliance with its obligations hereunder ("Records"). Dow Jones shall have the right itself, or through its authorized representatives, upon at least ten (10) business days' prior written notice, to inspect the Records during the other party's normal business hours, but no more often than once during each calendar year. If any such inspection reveals an underpayment of more than five percent (5%) related to the time period under inspection, the reasonable costs and expenses to conduct such inspection shall be paid by the underpaying party, and the underpaying party shall pay the amount of such underpayment within thirty (30) days. All information disclosed or obtained in the course of conducting any such inspection shall be deemed Confidential Information of the party whose Records are being inspected, and used solely for the purpose of verifying compliance with the terms of this Agreement. If Dow Jones elects to have an authorized representative conduct its inspection of Records, the other party may require such authorized representative to execute and deliver a confidentiality agreement reasonably acceptable to the party whose Records are being inspected.

     (d)  U.S. Dollars. All amounts set forth herein are in U.S. Dollars and
          ------------
shall be paid in U.S. Dollars.

11.  WARRANTIES.
     ----------

     (a)  By Dow Jones. Dow Jones hereby represents and warrants to Futurestep
          ------------
that:

          (1) Dow Jones has the authority required to enter into this Agreement according to its terms, and that the execution, delivery, and performance of this Agreement will not, with or without the giving of notice or the passage of time, or both, violate any provision of law, rule or regulation to which Dow Jones is subject, or conflict with or result in a breach or default under any agreement or other instrument to which Dow Jones is a party or by which Dow Jones may be bound; and

          (2) Dow Jones has and will maintain during the Term all necessary legal rights to grant the license to use the Dow Jones Marks as set forth in this Agreement.

     (b)  By Futurestep. Futurestep hereby represents and warrants to Dow Jones
          --------------
that:

          (1) Futurestep has the authority required to enter into this Agreement according to its terms, and that the execution, delivery, and performance of this Agreement will not, with or without the giving of notice or the passage of time, or both, violate any provision of law, rule or regulation to which Futurestep is subject, or conflict with or result in a breach or default under any agreement or other instrument to which Futurestep is a party or by which Futurestep may be bound; and

          (2) Futurestep is a corporation duly formed and in valid existence, and will remain throughout the Term a corporation in good standing, under the laws of the State of Delaware;

          (3) Futurestep or KF has conducted an intellectual property search to determine whether its use of the trade name and mark Futurestep is likely to cause confusion or otherwise infringe on a third person's trademark, trade name, trade dress, or other intellectual property rights; and


          (4) to the best of Futuresteps's knowledge, its use of the trade name and mark Futurestep does not, and will not during the Term, infringe upon the trademark, trade name, trade dress, or other intellectual property rights of a third person.

     (c)  By KF. KF hereby represents and warrants to Dow Jones that:
          -----

          (1) KF has the authority required to enter into this Agreement according to its terms, and that the execution, delivery, and performance of this Agreement will not, with or without the giving of notice or the passage of time, or both, violate any provision of law, rule or regulation to which KF is subject, or conflict with or result in a breach or default under any agreement or other instrument to which KF is a party or by which KF may be bound; and

          (2) to the best of KF's knowledge and ability, Futurestep's use of the trade name and mark Futurestep does not, and will not during the Term, infringe upon the trademark, trade name, trade dress, or other intellectual property rights of a third person.

     (d)  Disclaimer of Other Warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN
          ------------------------------
THIS SECTION 11, NO PARTY TO THIS AGREEMENT MAKES ANY OTHER REPRESENTATION OR WARRANTY TO ANOTHER PARTY TO THIS AGREEMENT IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, AND EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER FUTURESTEP NOR KF HAS MADE OR WILL MAKE OR HAS AUTHORIZED ANYONE ELSE TO MAKE ANY REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES, EXPRESS OR IMPLIED, RELATING TO THE FUTURESTEP BUSINESS OR ITS PROSPECTS OR ANY PROJECTIONS OR PLANS RELATING TO THE FUTURESTEP BUSINESS.

12.  INDEMNIFICATION.
     ---------------

     (a)  By Futurestep and KF. Futurestep and KF, jointly and severally, shall
          --------------------
indemnify and hold harmless Dow Jones and its affiliates, and their respective officers, directors, members, employees, and agents (collectively, the "Dow Jones Indemnified Persons"), against any and all judgments, damages, liabilities, costs, expenses, and losses of any kind (including, but not limited to, reasonable attorneys' and experts' fees) (collectively, "Losses") that arise out of or relate to any claim, cause of action, demand or proceeding by a third person (each, a "Claim") arising out of or related to or in connection with: (1) the Futurestep Business (including, but not limited to, a Claim regarding Response Management Services or by Referred Response Management Service Clients or Registered Candidates); or (2) a breach or alleged breach by Futurestep or KF of any representation or warranty or covenant set forth in this Agreement. Dow Jones must promptly notify Futurestep and KF in writing of any such Claim, but the failure to do so shall not relieve Futurestep and KF of any obligation or liability hereunder except to the extent Futurestep and KF have been materially prejudiced therefrom. Futurestep or KF may elect, by written notice to Dow Jones within ten (10) days after receiving notice of such Claim, to assume the defense thereof with counsel reasonably acceptable to Dow Jones and/or the Dow Jones Indemnified Person(s). If Futurestep or KF does not so elect to assume such defense, then Dow Jones and/or the Dow Jones Indemnified Person(s) shall retain its own counsel to defend such Claim, at the expense of Futurestep and KF, jointly and severally. If Futurestep or KF disputes its respective indemnity obligation with respect to such Claim, or if Dow Jones or the Dow Jones Indemnified Person(s) reasonably believes that there are conflicts of interest between Futurestep and/or KF (on the one hand) and Dow Jones and/or the Dow Jones Indemnified Person(s) (on the other hand), or that additional defenses are available to Dow Jones and/or the Dow Jones Indemnified Person(s) with respect to such defense, then Dow Jones and/or the Dow Jones Indemnified Person(s) may retain its own counsel to defend such Claim, at its own expense (unless ultimately determined that Futurestep or KF did have an indemnity obligation with respect to such Claim). Futurestep and KF shall reimburse Dow Jones and the Dow Jones Indemnified Person(s) for their respective costs and expenses incurred under this Section 12(a) if and to the extent such costs and expenses constitute Losses that arise out of or relate to a Claim for which they are entitled to be indemnified by Futurestep or KF under this Section 12(a). Dow Jones and the Dow Jones Indemnified Person(s) shall have the right, at their own respective expense, to participate in the defense of any Claim against which it is indemnified hereunder and for which Futurestep or KF has assumed the defense; provided, however, that Dow Jones and the Dow Jones Indemnified Person(s) shall
--------  -------
have no right to control the defense, consent to judgment, or agree to settle any such Claim without the prior written consent of the party that has assumed the defense of such Claim, unless Dow Jones or such Dow Jones Indemnified Person(s) waive their respective rights to indemnity hereunder. In defending such Claim, Futurestep and KF shall not, without Dow Jones's prior written consent, consent to entry of any judgment or enter into any settlement which:
(x) does not include, as an unconditional term, the grant by the claimant to Dow Jones and the Dow Jones Indemnified Person(s) of a release of all liabilities in respect of such Claim; or (y) otherwise adversely affects the rights of Dow Jones or the Dow Jones Indemnified Person(s).

     (b)  By Dow Jones. Dow Jones shall indemnify and hold harmless Futurestep
          ------------
and KF and their respective affiliates, officers, directors, members, employees, and agents (collectively, the "Futurestep Indemnified Persons"), against any and all Losses that arise out of or relate to any Claim arising out of or related to or in connection with a breach or alleged breach by Dow Jones of any representation or warranty or covenant set forth in this Agreement. Futurestep and/or KF must promptly notify Dow Jones in writing of any such Claim, but the failure to do so shall not relieve Dow Jones of any obligation or liability hereunder except to the extent Dow Jones has been materially prejudiced therefrom. Dow Jones may elect, by written notice to Futurestep and KF within ten (10) days after receiving notice of such Claim, to assume the defense thereof with counsel reasonably acceptable to Futurestep (if the subject of the Claim) and/or KF (if the subject of the Claim), and/or the Futurestep Indemnified Person(s). If Dow Jones does not so elect to assume such defense, then Futurestep (if the subject of the Claim) and/or KF (if the subject of the Claim) or the Futurestep Indemnified Person(s) shall retain its own counsel to defend such Claim, at Dow Jones's expense. If Dow Jones disputes its indemnity obligation with respect to such Claim, or if Futurestep (if the subject of the Claim) and/or KF (if the subject of the Claim) or the Futurestep Indemnified Person(s) reasonably believes that there are conflicts of interest between Dow Jones (on the one hand) and Futurestep and/or KF and/or the Futurestep Indemnified Person(s) (on the other hand), or that additional defenses are available to Futurestep (if the subject of the Claim) and/or KF (if the subject of the Claim) or the Futurestep Indemnified Person(s) with respect to such defense, then Futurestep (if the subject of the Claim) and/or KF (if the subject of the Claim) and the Futurestep Indemnified Person(s) may retain its own counsel to defend such Claim, at its own expense (unless ultimately determined that Dow Jones did have an indemnity obligation with respect to such Claim). Dow Jones shall reimburse Futurestep (if the subject of the Claim) and/or KF (if the subject of the Claim) and the Futurestep Indemnified Person(s) for their respective costs and expenses incurred under this Section 12(b) if and to the extent such costs and expenses constitute Losses that arise out of or relate to a Claim for which they are entitled to be indemnified by Dow Jones under this Section 12(b). Futurestep (if the subject of the Claim) and/or KF (if the subject of the Claim) and the Futurestep Indemnified Person(s) shall have the right, at their own respective expense, to participate in the defense of any Claim against which it is indemnified hereunder and for which Dow Jones has assumed the defense; provided, however, that Futurestep (if the subject of the
                     --------  -------
Claim) and/or KF (if the subject of the Claim) and the Futurestep Indemnified Person(s) shall have no right to control the defense, consent to judgment, or agree to settle any such Claim without the prior written consent of Dow Jones, unless Futurestep (if the subject of the Claim) and/or KF (if the subject of the Claim) and the Futurestep Indemnified Person(s) waive their respective rights to indemnity hereunder. In defending such Claim, Dow Jones shall not, without the prior written consent of Futurestep (if the subject of the Claim) and/or KF (if the subject of the Claim), consent to entry of any judgment or enter into any settlement which: (x) does not include, as an unconditional term, the grant by the claimant to Futurestep (if the subject of the Claim) and/or KF (if the subject of the Claim) and the Futurestep Indemnified Person(s) of a release of all liabilities in respect of such Claim; or (y) otherwise adversely affects the rights of Futurestep (if the subject of the Claim) and/or KF (if the subject of the Claim) and the Futurestep Indemnified Person(s).

     (c)  No Third Party Beneficiaries. The terms set forth in Section 12 are
          ----------------------------
solely for the benefit of Dow Jones, Futurestep, and KF, and are not intended to, and do not, create any rights or causes of actions on behalf of any third person, or any intended or implied third party beneficiaries.

13.  CONFIDENTIAL INFORMATION.
     ------------------------

     (a)  General Obligations. The parties understand and agree that in the
          -------------------
performance of this Agreement each party may have access to private or confidential information of the other party, including, but not limited to, trade secrets, marketing and business plans, technical information, customer identities, candidates identities, projections, customer lists, lists of advertisers, and product and service pricing, which is designated as confidential by the disclosing party in writing or which the receiving party knew or should have known was confidential (collectively, "Confidential Information"). Both parties agree that the terms of this Agreement, including without limitation its financial terms, shall be deemed Confidential Information owned by the other party. Each party agrees that: (a) all Confidential Information shall remain the exclusive property of the owner; (b) it shall maintain, and shall use prudent methods to cause its employees and agents to maintain, the confidentiality and secrecy of the Confidential Information; (c) it shall not, and shall use prudent methods to ensure that its employees and agents do not, copy, publish, disclose to others or use (other than pursuant to the terms hereof) the Confidential Information; and (d) it shall return or destroy all copies of Confidential Information upon request of the other party. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent it (i) is or becomes a part of the public domain through no act or omission on the part of the receiving party, (ii) is disclosed to a third person by the disclosing party without restriction on such third person, (iii) is in the receiving party's possession, without actual or constructive knowledge of an obligation of confidentiality with respect thereto, at or prior to the time of disclosure under or in connection with this Agreement, whether received prior to or after the date of this Agreement, (iv) is disclosed to the receiving party by a third person having no obligation of confidentiality with respect thereto, (v) is independently developed by the receiving party without reference to the disclosing party's Confidential Information, (vi) is released from confidential treatment by written consent of the disclosing party, or (vii) is required to be disclosed by law, provided the receiving party gives sufficient notice to the disclosing party in advance of such disclosure to enable the disclosing party to seek legal recourse to prevent such disclosure.

     (b)  Customer Identities. The fact than an individual subscribes to or uses
          -------------------
WSJIE or careers.wsj.com or WSJ or NBEW or any other Dow Jones publication or service, or that a company has purchased an advertisement that has not yet been published in a Dow Jones publication or service, shall be deemed Dow Jones's Confidential Information. The fact that an individual or company uses any of Futurestep's or KF's products or services, or uses any of Futurestep's or KF's business products or services, shall be deemed Futurestep's or KF's, as applicable, Confidential Information.

14.  INSURANCE. Futurestep, at its own expense, shall procure and maintain
     ---------
during the Term policies of insurance customary for employment search companies and companies doing business using the Internet, which shall include at a minimum Errors and Omissions Liability insurance with a combined single limit of not less than $10,000,000 per occurrence. Dow Jones shall be named as an additional insured on all such policies of insurance.

15.   TERMINATION AND EFFECT OF TERMINATION.
      -------------------------------------

     (a)  Uncured Breach. (1) If Futurestep or KF shall breach any material
          --------------
provision contained in this Agreement, and such breach is not cured within thirty (30) days after receiving written notice of such breach from Dow Jones, then Dow Jones may deliver a second written notice to Futurestep and KF terminating this Agreement, in which event this Agreement, and the license and rights granted hereunder, shall terminate on the date specified in such second notice.

          (2) If Dow Jones shall breach any material provision contained in this Agreement, and such breach is not cured within thirty (30) days after receiving written notice of such breach from Futurestep or KF, then Futurestep or KF (as the case may be) may deliver a second written notice to Dow Jones terminating this Agreement, in which event this Agreement, and the license and rights granted hereunder, shall terminate on the date specified in such second notice.


          (3) Each party shall inform the other parties of breaches of immaterial provisions of which such party becomes aware, but a breach of an immaterial provision shall not give rise to a right to terminate the Agreement.

     (b)  Series of Cured Breaches of Material Term. (1) If Futurestep or KF
          -----------------------------------------
shall materially breach a term in Sections 3(d)(1), 3(d)(3), 3(d)(6), 3(h), 4(d), 4(e)(1), 5(d), 6(g), 9(c), 9(d), 9(e), 9(f), or 10(a) three (3) or more times during a six (6) month period, regardless of whether each breach of such provision was cured within the time period specified in this Agreement, then Dow Jones may deliver written notice to the parties terminating this Agreement, in which event this Agreement, and the license and rights granted hereunder, shall terminate on the date specified in such second notice.

          (2) If Dow Jones shall materially breach a term in Sections 5(b), 6(g), 9(a) or 9(b) three (3) or more times, regardless of whether each breach of such provision was cured within the time period specified in this Agreement, then Futurestep or KF may deliver written notice to the parties terminating this Agreement, in which event this Agreement, and the license and rights granted hereunder, shall terminate on the date specified in such second notice.

     (c)  Change in Control. If there is a direct or indirect change in the
          -----------------
effective control of Futurestep or KF, or if Futurestep or KF merges into or is acquired by any person (other than a merger of Futurestep into or with KF), or if Futurestep or KF sells or transfers the Futurestep Business or all or substantially all of the assets of the Futurestep Business (other than a sale by Futurestep to KF) (each, a "Futurestep Change in Control"), then Futurestep or KF (as the case may be) shall give prompt written notice thereof to Dow Jones, and Dow Jones at its option may, within thirty (30) days after receipt of such written notice, terminate this Agreement, and the licenses and rights hereunder, immediately, by delivering written notice to Futurestep and KF. Notwithstanding anything contained herein to the contrary: (1) the consummation of an initial public offering of its debt or equity securities by Futurestep or KF or the issuance from time to time thereafter of debt or equity securities pursuant to an effective registration statement filed with the Securities and Exchange Commission shall not be deemed a Futurestep Change in Control within the meaning of this Section 15(c), regardless of the number or identity of the purchasers of such securities or the concentration of the debt and equity securities of Futurestep or KF thereafter; and (2) the issuance of equity and/or debt securities by Futurestep and/or KF in transactions not involving public offerings or distributions shall not constitute a Futurestep Change of Control within the meaning of this Section 15(c) so long as such issuances do not result in a change in the effective control of Futurestep or KF.

     (d)  Insolvency. In the event that any party shall be adjudged insolvent or
          ----------
bankrupt, or upon the institution of any proceedings by it seeking relief, reorganization or arrangement under any laws relating to insolvency, or if an involuntary petition in bankruptcy is filed against such party and said petition is not discharged within thirty (30) days after such filing, or upon any assignment for the benefit of its creditors, or upon the appointment of a receiver, liquidator or trustee of any of its assets, or upon the liquidation, dissolution or winding up of its business (an "Event of Bankruptcy"), then the party affected by any such Event of Bankruptcy shall immediately give notice thereof to the other parties, and either of the other parties at its option may terminate this Agreement, and the licenses and rights granted hereunder, upon written notice.

     (e)  The Wall Street Journal. Any party to this Agreement may terminate the
          -----------------------
Agreement, and the licenses and rights granted hereunder, by delivering written notice of termination to all other parties to the Agreement, if Dow Jones ceases publication of the print edition of The Wall Street Journal for general circulation within the United States, or if Dow Jones ceases to own fifty percent (50%) or greater interest in The Wall Street Journal. Nothing in this Agreement is intended to, or shall be interpreted or construed to, restrict Dow Jones's ability to cease publication of, or alter the format, content, circulation or distribution of, any of its publications, products or services.

     (f)  Termination of the Futurestep Business Within One Year After Effective
          ----------------------------------------------------------------------
Date.  Any party to this Agreement may terminate the Agreement, and the licenses
----
and rights granted hereunder, by delivering written notice of termination to all other parties to the Agreement, if, at any time prior to the end of the first year of the Initial Term: (1) there has been no "National Launch" (as defined below) of the Futurestep Business; (2) Futurestep substantially ceases operation of the Futurestep Business; or (3) Futurestep ceases providing services substantially similar to the services set forth on Exhibit A.

For purposes of this Section 15(f), a "National Launch" of the Futurestep Business shall have occurred when Futurestep or KF have placed a Business Ad for the Futurestep Business, on one or more occasions, in three (3) or more U.S. editions of the print WSJ; provided, however, that a Business Ad for the
                           --------  -------
Futurestep Business shall not include an ad announcing the association of Futurestep and Dow Jones and careers.wsj.com.

     (g)  Termination After End of First Year but During First Three Years.
          ----------------------------------------------------------------
Futurestep may terminate this Agreement, and the licenses and rights granted hereunder, for any or no reason, by delivering written notice of termination to all other parties to the Agreement, at any time after the end of the first year of the Initial Term, but prior to the end of the third year of the Initial Term.

     (h)  Effect of Termination on Payment Obligations.
          --------------------------------------------

          (1)  Failure to Launch Nationally Within First Year. Upon the
               ----------------------------------------------
termination of this Agreement pursuant to Section 15(f), Futurestep and KF shall, jointly and severally, and in addition to complying with the terms in
Section 15(i), pay Dow Jones the remainder of the First Year Minimum Payment, plus the remainder of the Monthly Tile Position Ad Fees that otherwise would have been due to Dow Jones had the Agreement continued until the end of the first year of the Initial Term (together, the "First Year Termination Payment"). Futurestep and KF shall jointly and severally pay the First Year Termination Payment within thirty (30) days after the termination of this Agreement pursuant to Section 15(f). Receipt of the First Year Termination Payment shall be Dow Jones's sole and exclusive remedy for any claim related to the termination of this Agreement pursuant to Section 15(f). During the twelve (12) month period after Dow Jones receives the First Year Termination Payment, KF shall be entitled to place Business Ads for KF in the WSJ and NBEW at the rates set forth in Exhibit B and in careers.wsj.com at the rates set forth in Section 5(c), and apply the First Year Termination Payment to such costs, provided that the amount spent for ads in careers.wsj.com does not exceed approximately 10% of the First Year Termination Payment.

          (2)  Termination During Second or Third Year. Upon the termination of
               ---------------------------------------
this Agreement pursuant to Section 15(g), Futurestep and KF shall, jointly and severally, and in addition to complying with the terms in Section 15(i), pay Dow
Jones:

               (a) the remainder of the Annual Minimum Payment, plus the remainder of the Monthly Tile Position Ad Fees, that otherwise would have been due to Dow Jones for the balance of the twelve-month period in which such termination occurred had the Agreement not been terminated pursuant to Section 15(g), plus an additional One Million Dollars ($1,000,000) (the "Remainder Payment"); and

               (b) a cash payment of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Exit Payment").

Futurestep and KF shall jointly and severally pay the Remainder Payment and the Exit Payment within thirty (30) days after the termination of this Agreement pursuant to Section 15(g). If the Agreement is terminated pursuant to Section 15(g), receipt of the Remainder Payment and Exit Payment shall be Dow Jones's sole and exclusive remedy for any claim related to the termination of this Agreement pursuant to Section 15(g). If the Agreement is terminated pursuant to
Section 15(g), during the twelve (12) month period after Dow Jones receives the Remainder Payment and the Exit Payment, KF shall be entitled to place Business Ads for KF in the WSJ, NBEW and careers.wsj.com, at the then-applicable rate card rates, and apply the

Remainder Payment (but not the Exit Payment) to such costs, provided that the amount spent for ads in careers.wjs.com does not exceed approximately 10% of the Remainder Payment.

          (3)  Other Termination Reasons During First Three Years. If Dow Jones
               --------------------------------------------------
terminates this Agreement prior to three (3) years after the Effective Date, pursuant to Section 15(a)(1), 15(b)(1), 15(c), or 15(d), Futurestep and KF shall, jointly and severally, and in addition to complying with the terms in
Section 15(i), pay Dow Jones:

               (a) the remainder of the Annual Minimum Payment, plus the remainder of the Monthly Tile Position Ad Fees, that otherwise would have been due to Dow Jones for the balance of the twelve-month period in which such termination occurred had the Agreement not been terminated pursuant to Section 15(a)(1), 15(b)(1), 15(c), or 15(d), plus an additional One Million Dollars ($1,000,000) (the "Remainder Payment"); and

               (b)  the Exit Payment.

Futurestep and KF shall jointly and severally pay the Remainder Payment and the Exit Payment within thirty (30) days after the termination of this Agreement pursuant to Section 15(a)(1), 15(b)(1), 15(c), or 15(d). Dow Jones shall be entitled to receive payment of the Remainder Payment and the Exit Payment in addition to its other rights and remedies, at law or in equity, in connection with a termination of this Agreement pursuant to Section 15(a)(1), 15(b)(1), 15(c), or 15(d). If the Agreement is terminated pursuant to Section 15(a)(1), 15(b)(1), 15(c), or 15(d), during the twelve (12) month period after Dow Jones receives the Remainder Payment and the Exit Payment, KF shall be entitled to place Business Ads for KF in the WSJ, NBEW and careers.wsj.com, at the then-applicable rate card rates, and apply the Remainder Payment (but not the Exit Payment) to such costs, provided that the amount spent for ads in careers.wsj.com does not exceed approximately 10% of the Remainder Payment.

The Exit Payment shall be applied as a credit against any court judgment, arbitration award, or similar monetary award obtained by Dow Jones in connection with a termination of this Agreement by Dow Jones pursuant to Section 15(a)(1), 15(b)(1), 15(c), or 15(d).

          (4)  Termination During a Renewal Term. If Dow Jones terminates this
               ---------------------------------
Agreement during a Renewal Term, pursuant to Section 15(a)(1), 15(b)(1), 15(c), or 15(d), Futurestep and KF shall, jointly and severally, and in addition to complying with the terms in Section 15(i), pay Dow Jones the remainder of the Annual Minimum Payment, plus the remainder of the Monthly Tile Position Ad Fees, that otherwise would have been due to Dow Jones for the balance of the twelve-month period in which such termination occurred had the Agreement not been terminated pursuant to Section 15(a)(1), 15(b)(1), 15(c), or 15(d) (the "Remainder Payment").

Neither Futurestep nor KF would owe Dow Jones an Exit Payment. Futurestep and KF shall jointly and severally pay the Remainder Payment within thirty (30) days after the termination of this Agreement pursuant to Section 15(a)(1), 15(b)(1), 15(c), or 15(d). Dow Jones shall be entitled to receive payment of the Remainder Payment in addition to its other rights and remedies, at law or in equity, in connection with a termination of this Agreement pursuant to Section 15(a)(1), 15(b)(1), 15(c), or 15(d). If the Agreement is terminated pursuant to Section 15(a)(1), 15(b)(1), 15(c), or 15(d), during the twelve (12) month period after Dow Jones receives the Remainder Payment, KF shall be entitled to place Business Ads for KF in the WSJ, NBEW and careers.wsj.com, at the then-applicable rate card rates, and apply the Remainder Payment to such costs, provided that the amount spent for ads in careers.wsj.com does not exceed approximately 10% of the Remainder Payment.

     (i)  Effect of Termination on Other Obligations. Upon the expiration or
          ------------------------------------------
termination of this Agreement for any reason, the license and rights regarding the Dow Jones Marks shall terminate immediately, and Futurestep shall immediately stop all use of the Dow Jones Marks. Notwithstanding the foregoing sentence, Futurestep may continue to use the Dow Jones Marks solely in connection with Materials that cannot be cancelled or altered because of printing or production deadlines (e.g., ads already scheduled to run in the WSJ or NBEW). In addition, upon expiration or termination of this Agreement for any reason, each party, at its expense, shall either destroy or return to the other party within (5) days all copies of another party's Confidential Information.

     (j)  Nonsolicitation. During the term of this Agreement and for one year
          ---------------
after the expiration or termination of this Agreement for any reason:

          (1) Without Futurestep's or KF's (as the case may be) prior consent, Dow Jones will not solicit for employment or employ any Futurestep or KF employee who Dow Jones knew or should have known worked in a material capacity with the performance of Futurestep's or KF's obligations pursuant to this Agreement; and

          (2) Without Dow Jones's prior consent, neither Futurestep nor KF will solicit for employment or employ any Dow Jones employee who Futurestep of KF (as the case may be) knew or should have known worked in a material capacity in connection with the performance of Dow Jones's obligations pursuant to this Agreement.

For purposes of this Section of the Agreement, "worked in a material capacity" shall not include secretaries and other administrative personnel, attorneys, and accountants, among other individuals, but shall include advertising sales personnel and executives, among other individuals. For purposes of this Section of the Agreement, placing advertisements soliciting employees, which ads are not targeted specifically to the employees of another party hereto, shall not constitute solicitation for employment. As a party's sole and exclusive remedy for any breach of any term of this Section of the Agreement, the nonbreaching party shall be entitled to receive a payment from the breaching party equal to *. The parties agree that the sole and exclusive remedy and amount of damages set forth in the preceding sentence is reasonable in light of the anticipated or actual harm cause by the breach, the difficulties of proof of loss, and the inconvenience or nonfeasibility of otherwise obtaining an adequate remedy.

*  Confidential portions omitted and filed separately with the Commission.

16.  MISCELLANEOUS TERMS.
     -------------------

     (a)  Business Responsibilities. Except as specifically set forth otherwise
          -------------------------
in this Agreement, Futurestep shall be responsible for all aspects of the Futurestep Business, including, without limitation: operation of the Futurestep Business; accounts payable and accounts receivable; taxes; employment issues for individuals performing work for the Futurestep Business; and insuring the Futurestep Business.

     (b)  Severability. If any term or other provision of this Agreement is held
          ------------
to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     (c)  Assignment; Amendment. Except for a transfer or assignment of this
          ---------------------
Agreement in connection with a merger of Futurestep into or with KF, an acquisition by KF of Futurestep, the Futurestep Business or all or substantially all of the assets of Futurestep, neither this Agreement, the license granted herein, nor any of the rights or obligations hereunder, shall be assigned or transferred, whether by operation of law or otherwise, without the prior written consent of all other parties hereto. Any purported assignment or transfer in violation of the first sentence of this Section 16(c) shall be void. This Agreement and all of its rights and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

     (d)  Specific Performance. The parties hereto acknowledge and agree that
          --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, and other equitable relief, in addition to any other remedy at law or in equity, except for those terms where a sole and exclusive remedy is expressly set forth herein.

     (e)  Notices. All notices, consents, approvals, requests, claims, demands
          -------
and other communications hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by reliable overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Relationship Manager(s) at the addresses on the signature page of this Agreement (or at such other address for a party as shall be specified in a Notice given in accordance with this Section).

     (f)  Governing Law. This Agreement, the license, and all rights and
          -------------
obligations hereunder, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed wholly in New York, without regard to any principles of conflict of law. It is the intent of the parties that the substantive law of the State of New York govern this Agreement.

     (g)  Counterparts. This Agreement may be executed and delivered (including
          ------------
by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

     (h)  Survival. (1) The terms in the following Sections of this Agreement
          --------
shall survive its expiration or termination for any reason: Sections 3(f), 7(c), 8(c), 8(d), 9(a), 9(f), 10(b), 10(c), 11(d), 15(h), 15(i), 15(j), and all of
Sections 1, 12, 13, and 16. (2) All causes of action for breach of the terms in the following Sections of this Agreement shall survive its expiration or termination for any reason for the applicable statute of limitations: Sections 3(f), 7(c), 8(c), 8(d), 9(a), 9(f), 10(b), 10(c), 11(d), 15(h), 15(i), 15(j),
and all of Sections 1, 12, 13, and 16.

     (i)  Waiver. Failure or delay by any party to enforce compliance with any
          ------
term or condition of this Agreement shall not constitute a waiver of such term or condition. All waivers hereunder must be in writing and executed by an authorized representative on behalf of the party against whom such waiver is asserted. A waiver of a breach or a term under this Agreement shall not be deemed a waiver or any other or subsequent breach, or a waiver of any other term.

     (j)  Headings. Section headings are for the convenience of the parties and
          --------
shall not affect the meaning, construction or interpretation of the text of this Agreement.

     (k)  Relationship Managers. Each party shall designate one individual as
          ---------------------
that party's Relationship Manager, with the authority to make decisions and legally bind such party regarding the matters set forth in this Agreement. The Relationship Managers shall be the first and principal contact for each party for matters arising in connection with this Agreement, unless a Relationship Manager has designated another individual at its employer to serve as the first and principal contact for a particular matter (e.g., one individual for issues regarding print WSJ ads, and a different individual for issues regarding careers.wsj.com ads).

     (l)  Costs and Expenses. If any party brings an action against another
          ------------------
party to enforce rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses incurred in connection with such action and all appeals of such action, including, without limitation, reasonable attorneys' fees and costs.

     (m)  Text References to Material Breaches. A statement in this Agreement
          ------------------------------------
that a breach of a particular term shall be deemed a material breach of this Agreement does not mean or imply that a breach of any other particular term does not constitute a material breach of this Agreement.

     (n)  KF Selection. Unless expressly set forth otherwise in this Agreement,
          ------------
references to "KF" include, without limitation, its KF Selection division or business.

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

     (o)  Mutual Amendment of Business Definitions. The parties anticipate that,
          ----------------------------------------
during the Term, the categories of business conducted by the Futurestep Business, KF Business, careers.wsj.com web site Business, and Dow Jones Business will change. In part to enable parties to determine what activities might compete with another party's business in ways restricted by this Agreement, each party will need to inform the other parties regarding bona fide changes to their respective businesses. Therefore, upon the occurrence of a bona fide change to the actual operation of the Futurestep Business, KF Business, careers.wsj.com web site Business, or the Dow Jones Business, the applicable party to this Agreement owning such business may propose an amendment to the applicable respective definition of such business, and such proposed amendment shall be adopted if mutually agreed upon by the other parties to this Agreement, which agreement shall not be unreasonably withheld or delayed.

     (p)  Integration. This Agreement (including, without limitation, the
          -----------
Exhibits attached hereto, which are expressly incorporated into this Agreement by this reference) is the final and entire agreement of the parties on the subject matter herein, and supersedes all previous oral and written understandings, negotiations, letters, writings, and agreements on the subject matter herein.

     IN WITNESS WHEREOF, Dow Jones, Futurestep, and KF have caused each of its respective authorized representatives to execute this Agreement, as of the Effective Date.

DOW JONES                              FUTURESTEP
DOW JONES & COMPANY, INC.              KORN/FERRY INTERNATIONAL FUTURESTEP, INC.


By: /s/ Michael J. Wilson              By: /s/ Man Jit Singh
   --------------------------              -------------------------
Print Name: Michael J. Wilson          Print Name: Man Jit Singh
Title: Director of The Wall Street     Title: President & CEO
       Journal Classified Advertising

                                       KF
                                       KORN/FERRY INTERNATIONAL


                                       By: /s/ Peter L. Dunn
                                          -------------------------
                                       Print Name: Peter L. Dunn
                                       Title: Vice Chairman

Initial Addresses for Notices:
DOW JONES & COMPANY, INC.              KORN/FERRY INTERNATIONAL FUTURESTEP, INC.

Mr. Michael Wilson                     Korn/Ferry International Futurestep Inc.
Director of Wall Street Journal        13743 Ventura Blvd., Suite 350
Classified Advertising                 Sherman Oaks, CA 91423
Dow Jones & Company, Inc.              Attn.: Mr. Man Jit Singh, President
1155 Avenue of the Americas            Phone: 818-380-2993
New York, NY 10036                     Fax: 818-981-9956
Phone: 212-597-5619
Fax: 212-597-5866

With a copy to:                        KORN/FERRY INTERNATIONAL
Robert F. Firestone, Esq.              1800 Century Park East, Suite 900
Dow Jones & Company, Inc.              Los Angeles, CA 90067
U.S. Highway One at Ridge Road         Attn.: Mr. Peter Dunn, Vice Chairman
Princeton, NJ 08852                    Phone: 310-843-4101
Phone: 609-520-4094                    Fax: 310-553-8640
Fax: 609-520-4021
                                       With a copy to:
                                       Michael C. Cohen, Esq.
                                       Morrison & Foerster LLP
                                       555 West Fifth Street, Suite 3500
                                       Los Angeles, CA 90013
                                       Phone: 213-892-5404
                                       Fax: 213-892-5454

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